Exhibit 99.1
Contacts:
Michael G. McGuinness	Tony Ho Loke (media)
Chief Financial Officer	Rx Communications Group, LLC
Vyteris, Inc.	(917) 322-2564
(201) 703-2418	tloke@rxir.com

Melody A. Carey (investors)
Rx Communications Group, LLC
(917) 322-2571
mcarey@rxir.com

FOR IMMEDIATE RELEASE

Patrick G. LePore Appointed to Board of Vyteris

Fair Lawn, NJ, February 4, 2005 - Treasure Mountain Holdings, Inc. (OTCBB: TMHI), the parent company of Vyteris, Inc., a leading developer of drug delivery products, today announced the appointment of Patrick G. LePore to its Board of Directors. Mr. LePore replaces Dr. Jack Reich who resigned from the Board effective February 1, 2004. With the appointment of Mr. LePore, Treasure Mountain’s Board currently numbers six directors.

"We are very pleased to welcome Pat to our Board," said Vincent De Caprio, Ph.D., President and Chief Executive Officer of Treasure Mountain and Vyteris. "One of our strategic goals is to expand our product commercialization capabilities to meet the needs of our pharmaceutical partners. To support this goal, we believe that Pat’s extensive medical education experience, his broad industry expertise, as well as his track record of implementing innovative and pioneering marketing strategies, will allow him to offer a highly relevant and unique perspective to our business. We look forward to Pat's contributions, which we believe will be extremely valuable as we continue to introduce novel drug delivery products into the medical marketplace.”

Dr. De Caprio continued, “In addition, we would like to thank Jack Reich for his contribution to our Board throughout the last two years and wish him well in his future endeavors."

Mr. LePore, age 50, is the former Chairman and Chief Executive Office of Boron, LePore & Associates, a full service medical education company which was acquired by Cardinal Health in 2002. Mr. LePore guided Boron, LePore & Associates from its infancy to become one of the largest and best-known organizations in its field, culminating in a successful public offering in 1997.

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Mr. LePore began his career in the healthcare industry with Hoffmann-La Roche as a sales representative. He later worked in the company’s New Jersey headquarters where he held several senior leadership positions in marketing. Mr. LePore is a member of the Healthcare Marketing Council. He serves on the Board of Directors of Saturn Pharmaceuticals, Douglas Laboratories, a vitamin manufacturer, Zargis Medical Corporation, a device manufacturer, and the New Jersey Junior Achievement Association. He is also a trustee and Board member of Montclair State University.

About Vyteris, Inc.
Vyteris, Inc., a wholly-owned subsidiary of Treasure Mountain Holdings, Inc., is a specialty pharmaceutical company organized to develop and manufacture pharmaceutical products based upon its advanced drug delivery technology. The Company’s state of the art, proprietary active transdermal drug delivery (iontophoresis) technology delivers drugs comfortably through the skin using low-level electrical energy. This technology allows precise dosing, thus providing physicians and patients with unparalleled control in the rate, dosage and pattern of delivery. The Company’s lead product, LidoSite™, provides dermal analgesia prior to venipuncture (IV catheter insertions, blood draws, etc.) and superficial dermatological procedures. LidoSite™ received marketing clearance from the U.S. Food and Drug Administration and will be marketed by B. Braun Medical Inc. For more information visit www.vyteris.com.

Statements in this press release other than historical statements constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to material risks and uncertainties which could cause the Company’s statements to be materially inaccurate. The Company has described such risks and uncertainties under the caption “Risk Factors” in various filings made with the SEC subsequent to September 29, 2004.

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